Exhibit 10.9

POWER SALES CONTRACT

Executed by

PUBLIC UTILITY DISTRICT NO. 1 OF

DOUGLAS COUNTY, WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

THIS AGREEMENT made and entered into as of the 18th day of September, 1963, between Public Utility District No. 1 of Douglas County, Washington (hereinafter called “Douglas”) a municipal corporation of the State of Washington, and Puget Sound Power & Light Company (hereinafter called the “Purchaser”) a corporation organized and existing under the laws of the State of Washington:

W i t n e s s e t h :

Whereas, Douglas is a municipal corporation organized under the laws of the State of Washington and authorized to construct and operate electric generating plants and transmission lines and to supply electric energy to other electric utilities and to develop the Wells Hydroelectric Project on the Columbia River; and

Whereas, Douglas has heretofore obtained a license, issued July 12, 1962, from the Federal Power Commission (FPC) for Project No. 2149 (Wells Project), a hydroelectric generating station to be constructed on the Columbia River between Douglas and Chelan Counties, with the structures, fixtures, equipment and facilities used or useful in the maintenance and operation of said Project; and

Whereas, Douglas has heretofore granted an option to the Purchaser to purchase 31.3% of the power and energy produced by the Wells Project and the Purchaser desires to exercise said option on the terms and conditions hereinafter provided; and

Whereas, in order to provide funds for the completion of the construction of the Wells Project, Douglas desires to enter into contracts for the sale of the power and energy to be produced by the Wells Project in excess of the amounts required to provide for the actual and prospective needs of Douglas and the Purchaser desires to purchase such power and energy; and

Whereas, Douglas has the responsibility and authority for the financing, construction and operation of the Wells Project;

Now, Therefore, for and in Consideration of the Mutual Covenants and Agreements Herein Contained, it is Agreed by and Between the Parties Hereto as Follows:

Section 1.   Term of Contract.  This contract shall be in full force and effect until midnight of August 31, 2018, or until the 1963 Bonds and Completion Bonds as defined in the First Bond Resolution are paid or provision is made for the retirement thereof, whichever is later.

Section 2.   Definitions and Explanations of Terms (as Used Herein).

(a)           “Contract Year” is a term used herein to define fiscal periods under this contract and shall mean a twelve-month period commencing at 12:01 A.M., on September 1 of each year, except, however, that the first Contract Year hereunder shall commence on January 1, 1969 or the Commencement of Normal Routine Operation, whichever is later, and shall end at 12:01 A.M. on the following September 1.

(b)           “License” shall mean the Federal Power Commission License for Project No. 2149 (Wells Project), issued July 12, 1962, as from time to time amended.

(c)           “Wells Project” shall mean the “Project” as such term is defined in Section 1.1.E of the First Bond Resolution and shall include, among other things, an electric generating plant and associated facilities on the Columbia River at approximately river mile 516 from the mouth of said river at the Wells site in Douglas and Chelan Counties, Washington, as authorized by the License; said generating plant to have an installed nameplate rating of approximately 494,200 kilowatts, and said generating plant and associated facilities to include, but not be limited to, an earth embankment damming the present Columbia River channel; a single concrete structure constituting a power house, spillway, switchyard and fish facilities, including the initial installation of 7 generating units with provision for a total of 10 generating units, and 11 spillway openings; another earth embankment extending from the central concrete structure to an abutment on the west side of the Columbia River; a reservoir, waterways, fish ladders and other fish protective devices; associated transmission, transformation and switching facilities including two 230 kv transmission lines to or in the vicinity of the Rocky Reach switchyard in Douglas County; railroad siding, shops, warehouses, construction camp, offices, and dwellings; and all other structures, fixtures, equipment or facilities used or useful in the construction, maintenance and operation of the Wells Hydroelectric Project; and all necessary water rights, development rights, permits and licenses, easements, rights-of-way, flowage rights and rights permitting the storage of water, riparian rights and shore rights.

(d)           “Wells Project Output” shall mean the amount of power and energy produced by, or received for the account of the Wells Project during the term of this contract under the operating conditions which exist during said term, including periods when the Wells Project may not be operable or operating, after corrections for station and project use, depletions for encroachments, and any adjustments resulting from the requirements of the License or from orders of governmental agencies having power to make and enforce such orders.

(e)           “Month” shall mean a calendar month.

(f)           “Purchaser’s Power Allocation” shall mean the percentage of Wells Project Output purchased and sold under this contract as set forth in Section 3 hereof and as adjusted in accordance with Section 21 hereof.

(g)           “Debt Service” shall mean, with respect to any period, the aggregate of the amounts required by the Bond Resolution to be paid or accrued during said period into the special fund or funds created by the Bond Resolution for the sole purpose of paying the principal of and premium, if any, and interest on all the Revenue Bonds from time to time outstanding as the same shall become due and of retiring said Bonds prior to maturity in the manner provided in the Bond Resolution.

(h)           “Uncontrollable Forces” shall mean any cause beyond the control of Douglas, and which by the exercise of due diligence Douglas is unable to prevent or overcome, including but not limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of governmental agencies with proper jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers.

(i)           “Purchasers” shall mean the Purchaser and other companies which enter into contracts with Douglas to buy a percentage share of Wells Project Output, all as listed under the heading “Purchasers” in Exhibit “A”, entitled “Distribution of Wells Project Output”, attached hereto and made a part hereof.

(j)           “Revenue Bonds” shall mean the bonds issued by Douglas under the First Bond Resolution for the purpose of paying the Cost of Acquisition and Construction and any bonds (including bonds referred to in Section 5(c) hereof) which, by the terms of the First Bond Resolution, are permitted to be issued payable from the revenues of the Wells Project on a parity with the bonds issued and sold pursuant to the First Bond Resolution and secured by an equal charge and lien on such revenues; except that, unless otherwise agreed to in  writing by the Purchasers, Revenue Bonds shall not include bonds issued pursuant to Section 9.1.F2(d) of the First Bond Resolution or bonds issued to refund bonds so issued.

(k)           “Cost of Acquisition and Construction” shall mean all costs of acquisition, construction, installation and financing of the Wells Project, heretofore or hereafter paid or accrued, including but not limited to:

(1)           Working capital in the amount of One Million Five Hundred Thousand Dollars ($1,500,000); provided, that if it shall at any time appear that the amount of working capital on hand is in excess of that which is necessary or in excess of anticipated requirements in the future, such amount may be reduced as referred to in subsection 6(g) hereof;

(2)           Establishing a Reserve Account in the Bond Fund pursuant to the First Bond Resolution to the extent of one (1) year’s interest on the Revenue Bonds;

(3)           Establishing a Reserve and Contingency Fund in the amount of $5,000,000 pursuant to the First Bond Resolution;

(4)           Interest accruing on Revenue Bonds until Commencement of Normal Routine Operation or until January 1, 1969, whichever is later, except for such interest as is payable by the Purchasers as part of Annual Power Costs for the Interim Delivery Period; and

(5)           All other items relating to payment of costs in connection with the acquisition, construction, installation and financing of the Wells Project to the extent such items constitute “Cost of Construction” as defined in Section 6.9 of the First Bond Resolution.

(1)           “Uniform System of Accounts” shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Electric Utilities and Licensees in effect at the time this contract is executed.

(m)           “Bond Resolution” shall mean collectively the First Bond Resolution and all other resolutions adopted by Douglas authorizing the issue of Revenue Bonds.  The term “First Bond Resolution” shall mean Resolution No. 688 adopted by the District on October 4, 1963, a certified copy of which has been delivered to the Purchaser.

(n)           “Initial Date of Delivery” shall mean 12:01 A.M. of the day the Wells Project is capable of delivering power and energy hereunder from one or more generating units which shall have been installed, successfully tested as required by the specifications, except for the index tests, and, in the opinion of Douglas, the one or more generating units are ready and available for normal continuous operation.

(o)           “Commencement of Normal Routine Operation” shall mean 12:01 A.M. of the day the Wells Project is capable of delivering power and energy hereunder from all of the initial seven generating units which shall have been installed, successfully tested as required by the specifications, except for the index tests, and, in the opinion of Douglas, the Wells Project with such seven generating units is ready and available for normal continuous operation.

(p)           “Initial Delivery Period” shall mean the period of time commencing on the Initial Date of Delivery and ending at 12:01 A.M. on January 1, 1969.

(q)           “Interim Delivery Period” shall mean the period of time commencing at 12:01 A.M. on January 1, 1969 or the Initial Date of Delivery, whichever is later, and ending with the Commencement of Normal Routine Operation.

(r)           “Okanogan” shall mean Public Utility District No. 1 of Okanogan County, Washington, and its successors in interest.

Section 3.   Amount of Wells Project Output Sold.

(a)           Douglas agrees to sell to the Purchaser and the Purchaser agrees to purchase 31.3 per cent (31.3%) of Wells Project Output during the term of this contract subject to adjustment as provided in Section 21 hereof.

(b)           After the expiration of the term of this contract, the Purchaser shall have the right of first refusal to purchase that proportion of the part of the output of the Wells Project which is then, as determined by Douglas, in excess of the actual and prospective needs of Douglas for service to customers for use within the service area of Douglas, and for delivery to Okanogan for use within the service area of Okanogan under the terms of its agreement with Okanogan, which the Purchaser’s Power Allocation immediately prior to such expiration shall bear to the then total power allocations of all the Purchasers.  In the event this subsection 3(b), or any sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this subsection or such part thereof so adjudicated to be invalid had not been included herein.

Section 4.   Amount of Energy and Power Reserved.  Douglas hereby reserves thirty-eight per cent (38%) of Wells Project Output, and shall be entitled to the power and energy thus reserved and to the rights and privileges associated therewith and subject to the same obligations, including those provided in Section 21 hereof but excepting those recited in Section 14 hereof, as it would have if Douglas were one of the Purchasers and had the same rights, privileges and obligations as the Purchasers.  Douglas covenants and agrees that it will establish, maintain and collect rates or charges for power and energy and other services, facilities and commodities sold, furnished or supplied by it through any of its electric properties, which shall be fair and non-discriminatory and adequate to provide revenues sufficient to enable Douglas to pay its pro rata share of the Annual Power Costs and all other charges and obligations payable from such revenues.  All moneys received by Douglas from the sale of Wells Project Output to the Purchasers, together with payments by Douglas for power and energy reserved by it from the Wells Project, and all other moneys received by Douglas from the sale of Wells Project Output, and from sources connected with the Wells Project other than from the sale of power, shall be segregated, deposited and held separate and apart from all other revenues of Douglas and shall be held in trust by Douglas for the uses and purposes specified in the Bond Resolution.

Section 5.   Annual Power Costs.

(a)           “Annual Power Costs”, as used in this contract, shall be deemed to mean all costs and expenses of Douglas in connection with the Wells Project (excluding depreciation and items properly chargeable to Cost of Acquisition and Construction), whether or not the Wells Project is inoperable or the operation thereof is interrupted, suspended, or interfered with, in whole or in part, during the term of this contract or any portion of said term, including, but not limited to, the items of cost and expense of Douglas during each Contract Year in connection with the Wells Project hereinafter mentioned in this Section 5, to wit:

(1)           amounts which must be set aside by Douglas for the payment of Debt Service as required by the Bond Resolution;

(2)           an amount equal to ten percent (10%) of the total Debt Service during the applicable Contract Year (being equivalent to the amount which Douglas will agree in the First Bond Resolution to pay out of the Revenue Fund therein provided for into the Reserve and Contingency Fund as provided for in the First Bond Resolution, and to be used only for the purposes therein provided);

(3)           amounts which Douglas is required to pay for extraordinary operation and maintenance costs of the Wells Project, including the prevention or correction of any unusual loss or damage (including major repairs) thereto, in order to keep the Wells Project in good operating condition, and for renewals, replacements, additions, betterments and improvements to the Wells Project and extensions thereof, to the extent that such amounts exceed the amount in said Reserve and Contingency Fund available to make or provide for such payments, including any insurance proceeds payable in respect of such unusual loss or damage or of loss or damage to the property being repaired, renewed or replaced and available to make or provide for such payments; and

(4)           all costs of producing and delivering power and energy from the Wells Project (including but not limited to ordinary operation and maintenance costs but excluding depreciation) not accounted for by the payments out of funds and reserves specified in the foregoing clauses of this Section 5(a) and properly chargeable to the Wells Project in accordance with the Uniform System of Accounts.

(b)           Notwithstanding the provisions of the foregoing subsection 5(a), the term “Annual Power Costs”, as used in this contract, shall mean:

(1)           for the Initial Delivery Period, all costs and expenses (not including depreciation, Debt Service and items properly chargeable to Cost of Acquisition and Construction) of Douglas in connection with the ownership, operation and maintenance of the Wells Project during the Initial Delivery Period; and

(2)           for the Interim Delivery Period, (i) all costs and expenses (not including depreciation, Debt Service and items properly chargeable to Cost of Acquisition and Construction) of Douglas in connection with the ownership, operation and maintenance of the Wells Project during the Interim Delivery Period; (ii) that proportion (not exceeding 100%) of the interest and principal payments accruing during the Interim Delivery Period on all outstanding Revenue Bonds which the number of generating units installed, successfully tested as required by the specifications, except for the index tests, and made ready and available for normal continuous operation bears to the number seven (7), provided that the seventh unit shall not be deemed to be so ready until the Commencement of Normal Routine Operation.  For the purpose of this clause (ii), during the Interim Delivery Period interest payments shall be deemed to have accrued on a daily basis, and principal payments shall be deemed to have accrued on a daily basis during the 12-month period prior to their due date; and the applicable proportion shall be determined from time to time as additional generating units are so installed, tested, except for the index tests, and made ready and available; and (iii) 10% of the aggregate amount payable pursuant to the foregoing clause (ii).

(c)           If the amounts described in Section 5(a)(3) hereof exceed the amount in said Reserve and Contingency Fund, including the insurance proceeds referred to in Section 5(a)(3), plus One Million Dollars ($1,000,000), Douglas agrees that it will, at the request of the Purchasers, fund the full sum by which such amounts exceed such insurance proceeds, if any, by the issuance and sale of equal lien (pari passu) bonds payable from the revenues of the Wells Project; provided that such bonds can then be legally issued and can be sold; and provided further that unless all the Purchasers otherwise agree in writing, such bonds shall mature no earlier than the expiration of the service life of the facilities financed from the proceeds of such bonds, as determined by the Consulting Engineer (acting under the First Bond Resolution) at the time of issuance.

(d)           Any payment or compensation received by Douglas as a result of the taking or depletion of any portion of Wells Project Output by any state or federal government agency shall be allocated to the payment of Annual Power Costs over the term of such taking, or the remaining term of this contract if the period of taking is for the remaining term of this contract.  In the event such taking or depletion is of the whole of Wells Project Output for the remaining term of this contract, any payment or compensation to Douglas received by Douglas shall be applied in the manner and to the extent required in the First Bond Resolution as though such payment was received for the sale or other disposition of the Wells Project.

(e)           Should any amount remain in any of the funds established in connection with the Wells Project, including working capital and all reserves in excess of outstanding obligations against such funds at the expiration of the term of this contract, there shall be refunded to the Purchaser, as excess payment for its share of Wells Project Output theretofore purchased, a share of such remainders determined by multiplying the total thereof by the percentage of Wells Project Output to which the Purchaser is entitled immediately prior to such expiration.

Section 6.   Payment for Well Project Output Sold.

(a)           Not less than thirty (30) nor more than sixty (60) days prior to the estimated date of commencement of the Interim Delivery Period, and on or before one hundred twenty (120) days prior to January 1, 1969, or the estimated date of Commencement of Normal Routine Operation, whichever is later, and on or before one hundred twenty (120) days prior to the beginning of each Contract Year thereafter, Douglas shall prepare and mail to the Purchaser a pro forma statement showing:

(1)           The estimated date of Commencement of Normal Routine Operation.  This need not be shown after the first statement; provided, that Douglas shall keep the Purchaser advised at all times of changes in such estimated date, as well as of the actual date of Commencement of Normal Routine Operation when this occurs;

(2)           A detailed estimate of the Annual Power Costs of the Wells Project for the Interim Delivery Period or for the following Contract Year, as the case may be, accompanied by a copy of the operating and capital budgets upon which such estimate is based;

(3)           An amount obtained by multiplying the estimated Annual Power Costs by the Purchaser’s Power Allocation.  This amount (expressed in dollars) is hereinafter referred to as the “Purchaser’s Estimated Cost”; and

(4)           The amount of the equal monthly payments to be made by the Purchaser to pay the Purchaser’s Estimated Cost during the estimated length of the Interim Delivery Period or during the following Contract Year, as the case may be.  Said statement shall be in lieu of the issuance of monthly bills to the Purchaser by Douglas.

(b)           In the event of extraordinary receipts or payments of unusual costs or other circumstances (including in the case of the Interim Delivery Period changes in the estimated date of Commencement of Normal Routine Operation or the dates or estimated dates when generating units are or are to be made ready for normal continuous operation) which substantially affect the Annual Power Costs during the Interim Delivery Period or any Contract Year, Douglas shall prepare and mail to the Purchaser a revised estimate of Annual Power Costs for the estimated balance of the Interim Delivery Period or the balance of such Contract Year which shall supersede the previous estimate of Annual Power Costs as a basis for the Purchaser’s subsequent monthly payments.

(c)           The Purchaser shall make said monthly payments as advances on account towards the payment of its share of the Annual Power Costs at the offices of Douglas at East Wenatchee, Washington,

(1)           in the case of the Interim Delivery Period, not later than the last day of the month in which the Interim Delivery Period commences, and not later than the twentieth day of each month thereafter, to the month in which occurs the Commencement of Normal Routine Operation, and

(2)           in the case of the first Contract Year and thereafter, not later than the last day of the month in which the Commencement of Normal Routine Operation occurs, or January 31, 1969, whichever is later, and not later than the twentieth day of each month thereafter, whether or not the Wells Project is then operable or operating; provided that if the period which is the Interim Delivery Period or the first Contract Year commences other than on the first day of a month, the payment for the first month of such period shall be reduced to an amount equal to the Purchaser’s Estimated Cost divided by the number of days in such period and multiplied by the number of days in the first month included within such period.

(d)           If payment in full is not made on or before the close of business on the due date, a delayed-payment charge of two per cent (2%) of the unpaid amount due will be made.  Remittances received by mail will be accepted without assessment of the two per cent (2%) delayed-payment charge if the postmark indicates the payment was mailed on or before the due date.  If the due date is a Sunday or a holiday, the next following business day shall be the last day on which payment may be made or mailed without the addition of the delayed-payment charge.  Except as to any portion of a monthly payment which may in good faith be disputed by the Purchaser, Douglas may, whenever any amount due remains unpaid subsequent to the thirtieth day after the due date and after giving thirty (30) days’ advance notice in writing, discontinue deliveries to the Purchaser until such bill and any subsequent payments which have become due are paid.  No such discontinuance shall relieve the Purchaser from any of its obligations under this contract; provided, that until the Purchaser’s Power Allocation has been reallocated under the provisions of Section 21 hereof, Douglas shall use its best efforts to sell the power and energy made available by such discontinuance for the account of the Purchaser.

(e)           Douglas shall pay into the Revenue Fund established by the Bond Resolution that share of the Annual Power Costs determined by multiplying the Annual Power Costs by the percentage of Wells Project Output reserved by Douglas in accordance with Section 4 hereof as it may be modified by Section 21 hereof.

(f)           On or before one hundred twenty (120) days after the end of the Interim Delivery Period, Douglas will submit to the Purchaser a detailed statement of the actual Annual Power Costs for the Interim Delivery Period, based on the audit of the accounts of the Wells Project provided for in Section 12 hereof, and will compare such actual Annual Power Costs with the estimated Annual Power Costs for the Interim Delivery Period.  If such actual costs exceed such estimated costs, Douglas shall bill the Purchaser for an amount equal to such excess multiplied by the Purchaser’s Power Allocation for the Interim Delivery Period, and the Purchaser agrees to pay such bill promptly.  If such estimated costs exceed such actual costs, Douglas shall give credit to the Purchaser for an amount equal to such excess multiplied by such Power Allocation, such credit to be given (in full until exhausted) against monthly payments commencing with the first monthly payment after the submission of such statement.

(g)           On or before one hundred twenty (120) days after the end of each Contract Year, Douglas will submit to the Purchaser, based on the audit of the accounts of the Wells Project provided for in Section 12 hereof, a detailed statement of the actual Annual Power Costs for such Contract Year and a statement of the amount existing in the Revenue Fund created by the First Bond Resolution as of the close of such Contract Year.  If the amount so existing in the Revenue Fund exceeds the required amount of working capital, Douglas shall give credit to the Purchaser for an amount equal to such excess multiplied by the Purchaser’s Power Allocation for such Contract Year, such credit to be given (in full until exhausted) against monthly payments in the then current Contract Year; provided that, if Douglas and all the Purchasers shall agree thereto in writing, all or any part of such excess may be applied (and such credit shall be correspondingly reduced by such application) to the making of repairs, renewals, replacements, additions, betterments, improvements or extensions in connection with the Wells Project; and provided, further, that if such statement is submitted following the expiration of the term of this contract, Douglas shall thereupon make a cash refund of such amount to the Purchaser.  If the required amount of working capital exceeds the amount so existing in the Revenue Fund, Douglas shall bill the Purchaser for an amount equal to such excess multiplied by such Power Allocation, and the Purchaser agrees to pay such bill promptly.  As used in this subsection (g), the “required amount of working capital” shall be $1,500,000, or such lesser amount (but not less than $750,000) or such greater amount as may be agreed upon by Douglas and the Purchasers, and the amount existing in the Revenue Fund as of the close of any Contract Year shall be deemed to be the amount of the then excess of the current assets in the Revenue Fund over the current liabilities thereof determined in accordance with the Uniform System of Accounts; provided that such current liabilities shall not include Debt Service for the next following Contract Year.

(h)           The Purchaser shall pay to Douglas for the Initial Delivery Period an amount determined by multiplying the Annual Power Costs for the Initial Delivery Period by the Purchaser’s Power Allocation.  For this purpose, Douglas shall prepare and mail monthly to the Purchaser a statement showing the portion of the Annual Power Costs allocable to the preceding month and the Purchaser shall pay Douglas its percentage thereof promptly.  If payment of the amount so due is not made by the twentieth day after receipt of the statement by the Purchaser, a late-payment charge of two per cent (2%) of the unpaid amount due will be made.  Remittances received by mail will be accepted without assessment of the two per cent (2%) delayed-payment charge if the postmark indicates the payment was mailed on or before the twentieth day after such receipt.  On or before one hundred twenty (120) days after the end of the Initial Delivery Period, Douglas will submit to the Purchaser a detailed statement of the Annual Power Costs for the Initial Delivery Period, based on the audit of the accounts of the Wells Project provided for in Section 12 hereof, and will compare such Annual Power Costs with the aggregate of the monthly payments previously made by the Purchasers.  If such actual costs exceed such aggregate payments, Douglas shall bill the Purchaser for an amount equal to such excess multiplied by the Purchaser’s Power Allocation for the Initial Delivery Period, and the Purchaser agrees to pay such bill promptly.  If such aggregate payments exceed such actual costs; Douglas shall promptly pay to the Purchaser an amount equal to such excess multiplied by such Power Allocation.

Section 7.   Scheduling of Deliveries.

(a)           Deliveries will be made insofar as possible as requested by the Purchaser, all as provided in this Section 7; provided, that such deliveries, together with deliveries requested by all other Purchasers (including deliveries to Douglas pursuant to its reservation under Section 4 hereof) will be possible of fulfillment under the terms of the License and will not exceed the capability of the Wells Project or subject it or its operation to undue hazard.

(b)           It is the intent of the parties hereto that the power and energy purchased hereunder by the Purchaser shall be fully coordinated with other resources available to the Purchaser and with the resources of other Purchasers and that the operation of the Wells Project shall be coordinated with the operation of the Northwest Power Pool.  Scheduling of generation from the Wells Project shall be as requested by the Purchaser, acting singly or as a member of a group of Purchasers, subject to the limitations set forth in this Section and in other Sections of this contract.

(c)           The Purchaser, acting singly or as a member of a group of Purchasers, shall make available to Douglas at least eight (8) hours before 12:01 A.M. of each day an hourly schedule of desired total energy deliveries for that day.  Such schedule shall be based upon the probable water supply to the Wells Project and the resulting probable output.  Changes in the desired energy deliveries may be made at any time upon the request of the Purchaser if required by changes in estimated river flows or system requirements, and the Purchaser may request that such changes be made continuously through the use of automatic load control equipment.  Deviations from schedule for Wells Project Output shall be held to a minimum by Douglas and corrected as promptly as possible on an hourly basis under conditions as nearly equivalent as possible to those obtaining when the deviations occurred.

(d)           The schedules and deliveries requested by the Purchaser shall be in accordance with the following:

(1)           The Purchaser shall not request the delivery of energy, or equivalent spill, at a rate in excess of an amount determined by multiplying the peaking capability of the Wells Project at the time of such request by the Purchaser’s Power Allocation.  The Purchaser shall request such deliveries at a rate not less than an amount determined by multiplying the total deliveries of energy, or equivalent spill, required to comply with the minimum discharge provisions of the License, by the Purchaser’s Power Allocation; provided that, if the aggregate requests of all the Purchasers shall provide sufficient discharge from the Wells Project to comply with such provisions of the License, Douglas may not require the scheduling of additional delivery or spill by the Purchaser;

(2)           The Purchaser shall be entitled to schedule a share of that part of Wells Project Output resulting from the inflow of the stream each hour determined by multiplying said part of Wells Project Output by the Purchaser’s Power Allocation;

(3)           The Purchaser shall be entitled to schedule a share of the pondage available at the Wells Project (hereinafter called the “Purchaser’s Allocation of Pondage”), determined by multiplying the total pondage available by the Purchaser’s Power Allocation; and

(4)           The Purchaser may schedule more or less than its share of Wells Project Output determined in accordance with subsection 7(d)2 hereof by scheduling from or to a pondage account established for each Purchaser.  The aggregate amount of the energy scheduled from the pondage account shall not exceed the Purchaser’s Allocation of Pondage determined in accordance with subsection 7(d)3 hereof and shall subsequently require, except as all of the Purchasers shall otherwise agree, the scheduling of an equivalent amount of energy to the account for refill by 7:00 A.M. on the following Monday.  Scheduling by the Purchaser to its pondage account shall be only against its prior accumulated pondage draft.  Refill obligations shall be reduced proportionately when inflow of the stream exceeds the hydraulic capacity of the Wells Project and will be cancelled when spill occurs.

Section 8.   Points of Delivery.  The power and energy to be made available to the Purchaser by Douglas hereunder shall be delivered at approximately 230 kv and at the Purchaser’s request delivered at (a) the Wells Project’s 230 kv bus at the point or points of connection with any non-Project transmission lines, and/or (b) any point where the 230 kv transmission facilities of the Wells Project connect with non-Project facilities in the vicinity of the Rocky Reach switchyard, and/or (c) other points of delivery as may be agreed upon from time to time by all of the Purchasers and Douglas; provided, however, that except as provided in the next succeeding paragraph of this Section, and until Douglas has had a reasonable opportunity to construct additional facilities if necessary to comply with Section 20 (f) hereof, the power and energy to be delivered to the Purchaser at all points of delivery specified in (b) above shall not exceed the capacity of the Wells Project transmission facilities between the Wells Project’s 230 kv bus and all said points of delivery multiplied by the Purchaser’s Power Allocation; the amount so determined to be hereafter referred to as “Purchaser’s Share of Transmission Capacity”.

Each Purchaser of a portion of Wells Project Output shall have the right, without additional charge by Douglas, to use or assign to another such Purchaser its Purchaser’s Share of Transmission Capacity to transmit Wells Project and/or non-Project power and energy.  During any time transmission capacity is not used or assigned by a Purchaser entitled to the same or any transmission capacity is made available by opposed power flow such capacity shall be divided among Purchasers desiring the same in proportion to their respective power allocations.

Section 9.   Voltage Control and Reactive Deliveries.

(a)           Douglas shall maintain voltage levels at the Wells Project to best coordinate with the systems of the Purchasers and the systems operated by members of the Northwest Power Pool.

(b)           Reactive kilovolt-amperes shall be made available up to the capability of the equipment of the Wells Project, consistent with the power generation and voltage level schedule for the Wells Project at the time.

(c)           The Purchaser is entitled at any time to a share of the reactive output equal to that available at the time of maximum power output from the Wells Project determined by multiplying the total reactive output by the Purchaser’s Power Allocation.  The Purchaser may take additional reactive deliveries when available, or otherwise, by reducing deliveries of power from the Wells Project to the Purchaser so as to provide the additional reactive capability.

Section 10.   Character and Continuity of Service.

(a)           Power and energy delivered hereunder shall be approximately 230 kv, three-phase alternating current, at approximately sixty cycles per second.  Douglas may temporarily interrupt or reduce deliveries of electric energy to the Purchaser if Douglas determines that such interruption or reduction is necessary in case of emergencies, or in order to install equipment in, make repairs to, replacements, investigations and inspections of, or perform other maintenance work on the Wells Project.  In order that operations of the Purchasers will not be unreasonably interrupted or interfered with, Douglas, after consulting with the Purchaser regarding any such planned interruption or reduction, giving the reason therefor and stating the probable duration thereof, will to the best of its ability schedule such interruption at a time which will cause the least interference to the operations of the Purchaser and the operations of the other Purchasers.

(b)           Except as interrupted by Uncontrollable Forces or as provided otherwise by this Section, the Purchaser’s share of Wells Project Output shall be made available in accordance with this contract at all times during the term of this contract commencing with the Initial Date of Delivery.

Section 11.   Metering and Transmission Losses.

(a)           Douglas shall provide and maintain suitable meters in the generator leads of the power plant of the Wells Project to indicate and record the output of the Wells Project.  Wells Project Output shall be determined from totalized readings from said meters and in accordance with the provisions of subsection 2(d) hereof.  Douglas shall also arrange for suitable metering at the point of delivery specified in Section 8 hereof or at other points as agreed upon.  Meters shall be read by Douglas or an agent of Douglas and records thereof shall be made available to the Purchaser as may be reasonably required.

(b)           The amounts of Wells Project Output delivered hereunder shall be determined as though they were made at the low voltage side of the power transformers of the Wells Project.  All losses of power and energy from the Purchaser’s Power Allocation purchased hereunder resulting from transformation and transmission shall be borne by the Purchaser.

Section 12.   Accounts.

(a)           Douglas agrees to keep accurate records and accounts of the Wells Project in accordance with the Uniform System of Accounts and in accordance with the rules and regulations prescribed by the Division of Municipal Corporations of the State Auditor’s office of the State of Washington, separate and apart from its other accounting records.  Said accounts shall be the subject of an annual audit by a firm of certified public accountants, experienced in electric utility accounting and of national reputation, to be employed by Douglas.  The transactions with respect to each Contract Year shall be subject to such an audit.  In addition, such an audit shall be prepared to cover all transactions relating to the Interim Delivery Period, as well as a separate audit covering transactions relating to the Initial Delivery Period.

(b)           A copy of each such audit, including all recommendations of the accountants, shall be furnished by Douglas to the Purchaser promptly after the same shall have been prepared.

Section 13.   Information to be Made Available to the Purchaser.

(a)           All drawings, designs, plans, specifications and terms of contracts relating to the construction and operation of the Wells Project are or will be placed on file in the office of Douglas at East Wenatchee, Washington, and will be open to inspection by the Purchaser.

(b)           All agreements and data relating to the financing of the Wells Project may be examined by the Purchaser at the office of Douglas.

(c)           All operating and financial records and reports relating to the Wells Project may be examined by the Purchaser at the office of Douglas.

(d)           Policies of insurance carried by Douglas pursuant to Section 15 hereof shall be available at the office of Douglas for inspection by the Purchaser.

(e)           The Purchaser’s representatives shall at all times be given reasonable access to the Wells Project.

Section 14.   Advisory Committee—Arbitration.

(a)           In order that the Purchasers may, in an orderly way, participate in problems relating to the Wells Project, there is hereby established the Wells Advisory Committee (herein called the “Committee”).  The Purchaser and each of the other Purchasers are entitled to representation on the Committee and may each appoint a representative to attend Committee meetings.  A Chairman shall be elected by the members of the Committee.  The Committee will meet regularly each month, or as otherwise determined by the Committee, for the purpose of discussing the problems with respect to the Wells Project and may make recommendations to Douglas with reference thereto.  Special meetings shall be called by the Chairman at the request of Douglas or upon the request of any member of the Committee.  All meetings will be held at the office of Douglas at East Wenatchee, Washington, or at such other place or places as may be determined by the Committee.

(b)           Copies of the operating and capital budgets referred to in subsection 6(a)(2) hereof shall be submitted to the Committee.

(c)           Except in the event of an emergency requiring immediate action, Douglas shall give to the Committee reasonable notice, in no case less than thirty (30) days, whenever it proposes to replace items of major equipment in or to construct additions, improvements or betterments to or extensions of the Wells Project, or to enter into additional new or special contractual arrangements relating to or substantially modifying the operation or Annual Power Costs of the Wells Project.

(d)           Douglas will give due consideration to the recommendations of the Committee.  In considering said recommendations, Douglas shall give due regard to the objective of achieving from the Wells Project the optimum electric power production consistent with economy, reliability and facility of operation and Douglas’ statutory duties.  Written recommendations may be made to Douglas whenever such recommendations are approved in writing by members of the Committee representing Purchasers who are purchasing forty-nine per cent (49%) or more of that part of the Wells Project Output purchased under this contract and the other contracts referred to in subsection 2(i) hereof by all Purchasers.  Such written recommendations shall be forwarded to Douglas with appropriate supporting data.  Douglas shall take action on such recommendations within a reasonable time by adopting, modifying or rejecting such recommendations.  If Douglas modifies or rejects said recommendations it shall notify the Committee of its action in writing, giving the reasons therefor.

(e)           If Douglas modifies or rejects a written recommendation of the Committee dealing with matters which may be arbitrated as set forth in subsection 14(f) hereof, and made in accordance with the procedures set forth in subsection 14(d) hereof, the Committee may, by affirmative vote of members of the Committee representing Purchasers who purchase forty-nine per cent (49%) or more of that part of Wells Project Output purchased under this contract and the other contracts referred to in subsection 2(i) hereof by all Purchasers, submit the recommendation to a board of arbitrators.  The board of arbitrators shall be composed of three (3) persons, one of whom shall be appointed by Douglas, one of whom shall be appointed by majority vote of the members of the Committee, and the third person shall be appointed by the two persons so appointed.  In the event said two persons cannot agree upon the appointment of a third person, then such third person shall be appointed by the Chief Justice of the Supreme Court of the State of Washington.  The procedure for arbitration shall be governed by the laws of the State of Washington.  Insofar as the parties hereto may legally do so, they agree to abide by the decision of said board; provided, that Douglas shall not be bound by any decision of a board of arbitrators to the extent that such decision is retroactive beyond the date when the matter arbitrated was made the subject of written recommendation of the Committee.

(f)           Subject to the provisions of Section 22 hereof, the matters which may be arbitrated in accordance with subsection 14(e) hereof shall consist of all matters pertaining to the maintenance, operation, additions, betterments, extensions, improvements, replacements and renewals of the Wells Project, insurance to be carried on the Wells Project and its operation, financing and refinancing, voluntary payments in lieu of taxes or other voluntary donations made by Douglas, and any matter substantially adversely affecting Annual Power Costs, except, however, that this Section 14 shall not require Douglas to submit to arbitration any matter which Douglas cannot lawfully submit to arbitration.

(g)           In the event this Section 14 or any paragraph, sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this Section or such part thereof so adjudicated to be invalid had not been included herein.

Section 15.   Insurance.  Douglas agrees to obtain and maintain in full force and effect during the term of this contract, to the extent available at reasonable cost, adequate insurance with responsible insurers with policies payable to Douglas for the benefit of Douglas and the Purchasers as their respective interests may appear, against:

(1)           Obligations of Douglas under the Workmen’s Compensation Law of the State of Washington, and Employer’s liability;

(2)           Public liability for bodily injury and property damage;

(3)           Physical loss or damage to the Wells Project;

(4)           Business interruption loss to Douglas and/or the Purchasers resulting from delay in completion of the Wells Project, and from interruption or reduction of generation or transmission of power and energy caused by physical loss, damage or destruction; and

(5)           Any other insurance determined to be necessary by Douglas and concurred in by the Purchasers who are purchasing sixty percent (60%) or more of that part of the Wells Project Output purchased under this contract and the other contracts referred to in subsection 2(i) hereof by all the Purchasers.

Section 16.   Operation and Maintenance.  Douglas covenants and agrees that it will operate and maintain the Wells Project in an efficient and economical manner, consistent with good business and operating practices of comparable non-federally owned hydroelectric projects on the Columbia River in the United States.

Section 17.   Board of Consulting Engineers on Construction Problems.  Douglas shall establish a Board of five, (5) Consulting Engineers during the construction of the Wells Project, which shall include two (2) engineers of outstanding ability and national reputation, selected by Douglas from a list of not less than four (4) such engineers submitted by the Committee to Douglas.

Section 18.   Construction and Financing Contracts.  Douglas agrees that prior to commencing construction of the Wells Project it will have completed the financing of the estimated Cost of Acquisition and Construction, shall have let the major contract for the construction thereof, and shall have obtained adequate surety bonds for the completion of said contract.  Bechtel Corporation shall have prepared the plans and specifications for the Wells Project, and Messrs. Fraley and Leighton shall have prepared the plans and specifications for the office building included in the Wells Project, all of which plans and specifications shall have been subject to review by the Purchaser, and Douglas agrees that it will not (without the consent of the Purchasers who are purchasing sixty per cent (60%) or more of that part of the Wells Project Output purchased under this contract and the other contracts referred to in subsection 2(i) hereof by all the Purchasers) modify, amend or waive full compliance with, nor make any elections provided for in, the said plans and specifications, in any material respect.

Section 19.   Completion of Construction.  Douglas agrees to proceed diligently with the financing and construction of the Wells Project and, subject to Uncontrollable Forces, plans to complete the Wells Project by September 1, 1968.

Section 20.   Additional Facilities.

(a)           From time to time during the term hereof Douglas may propose to expand the Wells Project by installing additional generating facilities.  Whenever Douglas proposes to so expand the Wells Project it shall give notice in writing of such intent to the Purchaser stating:

(1)           The estimated cost of such additional generating facilities;

(2)           The proposed method of financing the cost of said facilities;

(3)           The estimated additional power and energy which would be available as a result of the installation of said facilities;

(4)           The estimated incremental cost (i.e., the costs which will be incurred as a result of installing the proposed additional facilities, which costs would not be incurred were such proposed additional facilities not installed) of said additional power and energy on an annual basis; and

(5)           The estimated construction period for the installation of said facilities.

The notice shall also contain other available pertinent information.

(b)           The Purchaser shall have the option of purchasing a share of said additional power and energy determined by multiplying the total additional output by the Purchaser’s Power Allocation, and may exercise such option by giving written notice to Douglas on or before the expiration of ninety (90) days from the receipt of said written notice from Douglas.  Douglas shall give a second notice to the Purchaser if any of the other Purchasers shall fail to exercise its option for its full share of said power and energy, and the Purchaser may, by giving written notice to Douglas within sixty (60) days after the receipt of the second notice from Douglas, have its respective share of said power and energy increased either in proportion or, as shall be mutually agreed upon, so as to make available to the Purchaser and to the other Purchasers power and energy available as a result of any of the other Purchasers failing to elect to take its full share of said additional power and energy.  Douglas, in addition to its share of said additional output determined by multiplying the total amount of said additional power and energy by the percent reservation for Douglas specified in Section 4 hereof, shall be entitled to the additional power and energy which the Purchaser and other Purchasers shall not elect to take in accordance with the foregoing provision.  Failure to exercise its option to purchase additional power and energy which would be available from the installation of additional generating facilities proposed by Douglas at any time shall not be construed to waive the rights of the Purchaser to a share of the additional power and energy which would be available from additional facilities proposed for installation by Douglas at a later date.

(c)           If the Purchaser exercises its option to take its share of said additional power and energy, it shall pay for said additional power and energy a percentage of the incremental annual cost of said additional facilities corresponding to the percent the share of additional power and energy which it purchases is of the total additional power and energy available as the result of the installation of the additional facilities.  If the Purchaser does not elect to take additional power and energy which would be available from the installation of additional generating facilities it shall continue to receive the same percentage of Wells Project Output and pay the same Annual Power Costs therefor as if such additional generating facilities had not been installed.

(d)           If, after the Purchaser shall have exercised its option as aforesaid, Douglas shall determine that it is not economically feasible for it to install additional generating facilities as proposed, Douglas shall be under no obligation to so do and shall so notify the Purchaser of such determination.

(e)           Notwithstanding any other provisions of Section 20 hereof, whenever Douglas is compelled to install additional facilities at or in the Wells Project by any order or decision of the Federal Power Commission or any state or federal government agency with authority to issue or make and enforce such an order or decision, the Purchaser shall share the benefits and costs resulting from the installation of said additional facilities in the same manner and to the same extent as if the Purchaser had voluntarily exercised its option to purchase the power and energy resulting from the installation of additional generating facilities as provided above in Section 20 hereof.

(f)           Douglas agrees that it will construct as a part of the Wells Project such transmission lines and such terminal facilities as are necessary to deliver power and energy from the Wells Project to the points of delivery specified in Section 8 of this contract and the similar contracts with the other Purchasers.  The Purchaser hereby agrees that Douglas may at any time or from time to time construct as a part of the Wells Project (1) one 230/115-kv stepdown substation at the Wells Project and one 230/115-kv stepdown substation near the Rocky Reach switchyard with a combined capacity of not more than 250,000 kva, (2) one 115-kv transmission line approximately 10 miles long from the Wells Project to the vicinity of Brewster and Bridgeport, and (3) one 115-kv transmission line approximately 8 miles long from the vicinity of the Rocky Reach switchyard to the Eastmont area of Douglas County, including, in each case, necessary terminal facilities.

Section 21.   Adjustment of Power Allocation.  The Purchaser’s Power Allocation shall be automatically increased pro rata with that of the other Purchasers, not in excess of a cumulative maximum of Twenty-Five Per Cent (25%) of its original percentage allocation specified in Exhibit “A” hereto, in the event of a Default (as hereinafter defined) by any one or more of the other Purchasers.  If any of the other Purchasers defaults, and the Purchaser’s Power Allocation is automatically increased in accordance with this Section, the Purchaser either individually or as a member of a group shall have a right of recovery from that one of the Purchasers in default for such amount as the Purchaser may sustain as a loss or damage by reason of such Default and may commence such suit, action or proceeding as may be necessary or appropriate to recover the amount of said loss or damage.  The term “Default” as used herein shall mean the failure by any one of the Purchasers to make the payments specified in Section 6 hereof and contemporaneously with said failure to make payments there shall exist, with respect to that one of the Purchasers, any one or more of the following conditions:

(a)           An order, judgment or decree shall be entered by any court of competent jurisdiction:

(1)           Appointing a receiver, trustee or liquidator for said Purchaser or the whole or any substantial part of the properties of said Purchaser;

(2)           Approving a petition filed against said Purchaser under the provision of an Act to Establish a Uniform System of Bankruptcy Throughout the United States, Approved July 1, 1898, as amended;

(3)           Granting relief to said Purchaser under an amendment to said Bankruptcy Act which shall give relief similar to that afforded by said Act; or

(4)           Assuming custody or control of the whole or any substantial part of the properties of said Purchaser under the provisions of any other law for the relief or aid of debtors;

and such order, judgment or decree shall not be vacated or set aside or stayed (or, in case custody or control is assumed by said order, such custody or control shall not otherwise be terminated) within sixty (60) days from the date of the entry of such order, judgment or decree;

(b)           Said Purchaser shall:

(1)           Admit in writing its inability to pay its debts generally as they become due;

(2)           File a petition in bankruptcy;

(3)           Make an assignment for the benefit of its creditors;

(4)           Consent to the appointment of a receiver of the whole or any substantial part of its properties;

(5)           Be adjudicated a bankrupt on the basis of a petition in bankruptcy filed against it;

(6)           File a petition or an answer seeking relief under any amendment to said Bankruptcy Act which shall afford relief substantially similar to that afforded by said Act; or

(7)           Consent to the assumption by any court of competent jurisdiction under the provisions of any other law for the relief or aid of debtors of custody or control of such Purchaser or of the whole or any substantial part of its properties;

provided that if prior to an imminent Default by any Purchaser (hereinafter called the “Defaulting Purchaser”), the Defaulting Purchaser shall demonstrate, to the satisfaction of other Purchasers receiving in the aggregate at least two-thirds (⅔) of the Wells Project Output being purchased by Purchasers other than the Defaulting Purchaser under this contract and the other contracts referred to in subsection 2(i) hereof and to the satisfaction of Douglas, the inability of the Defaulting Purchaser to pay for its power allocation under its contract and its ability to pay for a smaller power allocation thereunder, then the Defaulting Purchaser shall be allowed thereafter to take such smaller power allocation thereunder and shall thereafter be liable thereunder for the smaller power allocation in the same manner as for its previous power allocation thereunder; and, in such event, the automatic increase in the Purchaser’s Power Allocation as above provided shall apply only to the amount of such decrease in power allocation of the Defaulting Purchaser.

Section 22.   Additions, Betterments, Improvements and Extensions.  Douglas may at its option make in any Contract Year additions, betterments or improvements to or extensions of the Wells Project costing in the aggregate not more than $25,000, but may not make in such Contract Year such additions, betterments, improvements or extensions costing in the aggregate more than $25,000 unless such excess amount shall have been approved in writing by Purchasers who are purchasing sixty per cent (60%) or more of the part of the Wells Project Output purchased under this contract and the other contracts referred to in subsection 2(i) hereof by all Purchasers.  Notwithstanding the provisions of this Section 22, such approval of the Purchasers shall not be required in connection with the construction of the facilities referred to in Section 20 hereof.

Section 23.   Liability of Parties.  Douglas and the Purchaser each assumes full responsibility and liability for the maintenance and operation of its respective properties and shall indemnify and save harmless the other party from all liability and expense on account of any and all damages, claims or actions, including injury to or death of persons, arising from any act or accident in connection with the installation, presence, maintenance and operation of the property and equipment of the indemnifying party; provided, that any liability which is incurred by Douglas through the operation and maintenance of the Wells Project and not covered by insurance shall be paid solely from the revenues of the Wells Project, and any payments made by Douglas to satisfy such liability shall become part of the Annual Power Costs.

Section 24.   Waiver of Default.  Any waiver at any time by either party to this contract of its rights with respect to any default of the other party hereto, or with respect to any other matter arising in connection with such contract, shall not be considered a waiver with respect to any subsequent default, right or matter.

Section 25.   Notices and Computation of Time.  Any notice or demand, except those provided for in Section 7 hereof, by the Purchaser under this contract to Douglas shall be deemed properly given if mailed postage prepaid and addressed to Public Utility District No. 1 of Douglas County, Washington, at East Wenatchee, Washington; any notice or demand by Douglas to the Purchaser under this contract shall be deemed properly given if mailed postage prepaid and addressed to Puget Sound Power & Light Company, Attention Ralph M. Davis, President, P.O. Box 535, Bellevue, Washington; and computing any period of time from such notice, such period shall commence at 12:00 P.M. (midnight) on the date mailed.  The designations of the name and address to which any such notice or demand is directed may be changed at any time and from time to time by either party giving notice as above provided.

Section 26.   Modification of Contract Terms.  It is recognized by the parties hereto that, by virtue of the Bond Resolution, this contract cannot be amended, modified or otherwise altered by agreement of the parties in any manner that will impair or adversely affect the security afforded by the provisions of this contract for the purchase and sale of a portion of Wells Project Output for the payment of the principal, interest and premium, if any, on Revenue Bonds as they respectively become payable, as long as any of the 1963 Bonds and Completion Bonds as defined in the First Bond Resolution are outstanding and unpaid or until provision is irrevocably made for the payment thereof.

Section 27.   Douglas’ Bond Resolution and License.  It is recognized by the parties hereto that Douglas in its operation of the Wells Project and in the delivery of a portion of Wells Project Output hereunder to the Purchaser, must comply with the requirements of the Bond Resolution and with the License, and it is, therefore, accordingly agreed that this Power Sales Contract is made, and arbitration hereunder shall be, subject to the terms and provisions of the Bond Resolution and the License.  Douglas shall not, without the written consent of the Purchaser, amend, modify or otherwise change the Bond Resolution if such amendment, modification or change would be to the disadvantage of the Purchaser.  Except to the extent modification, amendment or change is permitted by this Section 27, said Bond Resolution shall continue to be binding upon Douglas so long as the Purchaser is purchasing power and energy during the term of this contract and irrespective of whether the Bonds have been redeemed.  Douglas shall not, over the objection of the Purchaser, voluntarily accept or apply for an amendment or modification of the License.

Section 28.   Conflict of Laws.  The parties hereto agree that this contract shall be governed by the laws of the State of Washington.

Section 29.   Assignment of Contract.  This contract shall inure to the benefit of, and shall be binding upon the respective successors and assigns of the parties to this contract.  No assignment or transfer of this contract shall relieve the parties hereto of any obligation incurred hereunder.

Section 30.   Uniformity of Power Sales Contracts.  The Purchaser is one of several Purchasers as follows:

Puget Sound Power & Light Company Portland General Electric Company Pacific Power & Light Company The Washington Water Power Company

It is understood and agreed that all of said contracts for the sale and purchase of power shall be uniform in all material respects in their terms, conditions and provisions with the exception of the power allocation for each of the Purchasers.  If any of said contracts are amended or replaced, then this contract shall, at the option of the Purchaser, be amended or replaced to conform to the changed or substituted contract; provided, however, that Douglas shall have the right to sell power and energy reserved by it pursuant to Section 4 hereof on such terms and conditions as it shall elect and nothing herein shall be construed to require Douglas to offer equal terms and conditions to the purchasers of such reserved power and energy.

In Witness Whereof, the parties hereto have caused this agreement to be executed by their proper officers respectively, being thereunto duly authorized, and their respective corporate seals to be hereto affixed, the day and year first above written.

Public Utility District No. 1 of Douglas County, Washington

(Seal)	By /s/ Lloyd McLean President

By /s/ Howard Prey Vice President

Attest:

/s/ Ross A. Heminger
Secretary

Puget Sound Power & Light Company
(Seal)
By /s/ L. E. Karrer Vice President

Attest:

/s/ C. B. Schoeggl Secretary

EXHIBIT “A”

Distribution of Wells Project Output

Purchasers	Original Percentage Allocation
Puget Sound Power & Light Company	31.3%
Portland General Electric Company	20.3%
Pacific Power & Light Company	6.9%
The Washington Water Power Company	3.5%
62%